Exhibit 5.2

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

11 June 2020

Matter No.: 366094
+1 441 278 8054
andrew.barnes@conyers.com

The Bank of N.T. Butterfield & Son Limited
65 Front Street
Hamilton HM 12
Bermuda

Dear Sirs,

Re: The Bank of N.T. Butterfield & Son Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 April 2018 as supplemented by a preliminary prospectus supplement dated 4 June 2020 and a final prospectus supplement dated 4 June 2020 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933 (the “Securities Act”), relating to the registration and sale under the Securities Act of US$100,000,000 aggregate principal amount of 5.250% Fixed to Floating Rate Subordinated Notes due 2030 (the “Notes”).

For the purposes of giving this opinion, we have examined electronic, executed copies of the following documents:

(i)	the Registration Statement;

(ii)
the indenture dated as of 24 May 2018 among the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) in respect of subordinated debt securities, as supplemented by a supplemental indenture dated as of 11 June 2020 in respect of the Notes (the “Indenture”); and

(iii)	the Global Note representing the Notes dated as of 11 June 2020, issued by the Company and registered in the name The Bank of New York Mellon Trust Company, N.A. (the ”Note Certificate”).

The documents listed in items (ii) and (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed The N.T. Butterfield & Son Bank Act 1904 and the bye-laws of the Company, each certified by the Secretary of the Company on 11 June 2020, an extract of the minutes of meetings of the Company’s board of directors held on 30 April 2020 and extracts of the minutes of the meeting of the pricing committee of the Company’s board of directors held on 4 June 2020 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the  Documents, other than the Company, to enter into and perform its respective obligations under the  Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the due authentication of the Notes by the Trustee; (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and all other documents reviewed by us; (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of The State of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of  the courts of the State of New York (the “Foreign Courts”); (k) that none of the parties to the Documents, other than the Company, carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses; and (l) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
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We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for the purposes of the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents including the issuance of the Notes.  The Indenture has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

3.
The Note Certificate has been duly executed by the Company, and when duly authenticated by the Trustee and delivered by or on behalf of the Company as contemplated by the Indenture, the Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K filed on the date hereof, which Current Report on Form 6-K will be incorporated by reference into the  Registration Statement and to all references to our firm under in the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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